Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL THIRD-QUARTER 2010 FINANCIAL RESULTS
Conference Call Scheduled for Today, May 5, 2010 at 3:45 PM CT (4:45 PM ET)

•	Key financial results improved in fiscal third quarter 2010 over prior-year quarter
•	Revenue increased 9 percent to $16.5 million

•	Revenue from reorders grew to 93 percent of total revenue from 84 percent

•	Gross margin rose to 77 percent from 74 percent

•	Adjusted EBITDA loss improved 16 percent to $(3.9) million

•	Net loss improved 11 percent, excluding income in 2009 from valuation changes
•	Prospective clinical trials advance
•	ORBIT II coronary study received unconditional IDE approval from FDA

•	CALCIUM 360° small vessel study enrollment completed
St. Paul, Minn., May 5, 2010 — Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal third quarter ended March 31, 2010.
CSI’s revenue in the third quarter rose to $16.5 million, a 9 percent increase over revenue of $15.1 million in the third quarter of last fiscal year. Adjusted EBITDA, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense, improved by 16 percent to a loss of $(3.9) million, as a result of stronger revenue and improved gross margins, partially offset by higher planned investments in sales and marketing for future revenue growth.
David L. Martin, CSI president and chief executive officer, said, “In the third quarter, we continued to see positive results from our physician education programs in selected target accounts, resulting in substantial revenue growth. Our focus on education and its expansion to additional accounts will drive future revenue growth. As revenue grows, we will limit expenses as we progress toward profitability and positive cash flow.”
Net loss was $(6.5) million for the quarter compared to $(3.8) million in the third quarter of last year. The year-ago quarter benefited from $3.5 million of income due to valuation changes in redeemable convertible preferred stock warrants and auction rate security investments. Excluding the valuation changes in 2009, the 2010 net loss improved 11 percent.
Net loss per diluted common share was $(0.44) in the fiscal 2010 third quarter, compared to $(0.32) per diluted common share a year earlier. The number of weighted average basic and diluted common shares outstanding increased to 14.9 million in third quarter of fiscal 2010 from 12.0 million diluted shares in last year’s third quarter, primarily due to new shares issued in conjunction with the February 2009 reverse merger with Replidyne, Inc., including conversion of all preferred stock to common stock. Third quarter 2009 included decretion of redeemable convertible preferred stock of $25.8 million, resulting in net
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Cardiovascular Systems, Inc.
May 5, 2010

income available to common shareholders of $21.9 million, or $2.63 per basic common share. Decretion of preferred stock arose from valuation adjustments prior to conversion to common stock in the reverse merger.
Revenue generated from customer reorders rose by $2.6 million to 93 percent of total revenue for the fiscal 2010 third quarter from 84 percent in last year’s third quarter, reflecting CSI’s emphasis on driving adoption in existing accounts. Gross margin rose to 77 percent from 74 percent in the same period last year, due to product cost reductions, manufacturing efficiencies and shipment of fewer controller units. Operating expenses increased 7 percent to $18.8 million, a result of expanding the sales force and programs, partially offset by lower research and development expenses from completion and timing of development projects and clinical studies.
Significant progress was also made in the first nine months of fiscal 2010 compared to the same period last fiscal year. Revenue increased 15 percent to $46.8 million. The gross margin improved to 77 percent from 71 percent, while operating expenses declined 5 percent. Operating loss improved by 35 percent, while the net loss declined 26 percent to $(19.5) million. Fiscal 2009 included $3.8 million of income from valuation changes related to preferred stock warrants and auction rate securities. Excluding this income in 2009, net loss improved by 35 percent in 2010. The net loss available to common shareholders increased by $(16.0) million from $(3.5) million last year, which was favorably affected by a $22.8 million valuation change in redeemable convertible preferred stock. Net loss per diluted common share was $(1.33) in fiscal 2010, compared to $(0.57) last year, also affected by an 8.6 million increase in weighted average common shares outstanding.
Clinical Trials Update
As announced recently, CSI received FDA unconditional Investigational Device Exemption (IDE) approval to evaluate the safety and effectiveness of the Diamondback 360° to treat calcified coronary lesions. The ORBIT II pivotal clinical trial can now proceed with initial enrollment of up to 100 patients at as many as 50 U.S. sites.
Martin added, “The coronary indication of preparing calcified lesions for stent placement represents a large, underserved market opportunity for CSI. Removing plaque, safely and quickly, benefited patients in our ORBIT I coronary feasibility study who were otherwise untreatable, required bypass surgery, or faced difficulty with stent deployment due to calcified plaque. We look forward to the opportunity to repeat the favorable outcomes of our ORBIT I study in the ORBIT II trial.”
In addition, CSI reported continued progress on its clinical trials to advance understanding of the Diamondback 360° to treat PAD, and to provide clinically useful and scientifically sound data for physicians. In March 2010, CSI completed enrollment in CALCIUM 360°, a clinical trial to evaluate using the Diamondback 360° in lesions behind and below the knee. This study complements the COMPLIANCE 360° study, which is evaluating the Diamondback 360° for above-the-knee lesions and is expected to complete enrollment during the fourth quarter of fiscal 2010. Both studies are prospective, randomized clinical trials, enrolling 50 patients at up to 10 sites, with 12 month follow-up.
Martin noted, “We believe that evidence is the path to leading market share and are committed to obtaining quality data to confirm the clinical utility of the Diamondback 360° in treating both peripheral and coronary artery disease. Our growing foundation of data puts us in a unique leadership position to provide physicians with the evidence they need to optimize patient outcomes, favorably affect the cost of care, and standardize practice guidelines.”
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Cardiovascular Systems, Inc.
May 5, 2010

$29 Million of Debt Facilities Established
As recently reported, CSI established $29 million in credit facilities with Silicon Valley Bank and Partners for Growth. Proceeds will be used to consolidate existing outstanding debt and provide financial flexibility for expected growth. The Silicon Valley Bank facility consists of a $10 million growth capital term loan and a $15 million line of credit for working capital. The Partners for Growth convertible debt provides the ability to draw up to $4 million in the first 12 months and additional funds over the subsequent four years to the extent debt is converted to common stock.
Fiscal 2010 Fourth-Quarter Outlook
For the fiscal 2010 fourth quarter ending June 30, 2010, CSI management anticipates:
•	Revenue in the range of $16.5 million to $17.5 million, or growth of 5 percent to 11 percent over the fourth quarter of fiscal 2009;
•	Gross profit as a percentage of revenue at approximately the same level as the fiscal 2010 third quarter;
•	Net loss in the range of $(5.6) million to $(6.2) million, or loss per diluted share ranging from $(0.37) to $(0.41), excluding a charge of approximately $(0.8) million, or $(0.05) per diluted share, for extending the term of certain expiring stock options, and assuming 15.0 million average shares outstanding; and
•	Adjusted EBITDA loss between $(3.0) million and $(3.6) million.
Management expects the net loss and adjusted EBITDA to improve as revenue increases and as the company continues to balance growth with progress toward profitability and positive cash flow.
Conference Call Today at 3:45 PM CT (4:45 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter results today, May 5, 2010, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 713-4209 and enter access number 71236627. Please dial in at least 10 minutes prior to the call and wait for operator assistance. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 35324704. The audio replay will be available beginning at 8 p.m. CT on Wednesday, May 5, 2010, through 6 p.m. CT on Friday, May 7, 2010.
Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
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Cardiovascular Systems, Inc.
May 5, 2010

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® System treats calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. As many as 12 million Americans suffer from peripheral arterial disease (PAD), which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD, and CSI commenced a U.S. product launch in September 2007. Since then, more than 25,000 procedures have been performed to-date using the Diamondback 360° in leading institutions across the United States. For more information visit the company’s Web site at www.csi360.com.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) continuing to drive revenue growth and limit expenses; (ii) CSI’s clinical trials; (iii) anticipated revenue, gross margin, net loss and adjusted EBITDA in future periods; and (iv) management’s expectation that net loss and adjusted EBITDA will improve as revenue grows, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Product Disclosure
The Diamondback 360® System is a percutaneous orbital atherectomy system indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The system is contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.
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Cardiovascular Systems, Inc.
May 5, 2010

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Revenues	$16,519	$15,115	$46,814	$40,766
Cost of goods sold	3,847	3,920	10,850	11,954

Gross profit	12,672	11,195	35,964	28,812

Selling, general and administrative	16,382	14,253	47,150	45,626
Research and development	2,459	3,428	7,421	11,851

Total expenses	18,841	17,681	54,571	57,477

Loss from operations	(6,169)	(6,486)	(18,607)	(28,665)

Other (expense) income
Interest expense	(341)	(971)	(1,075)	(1,831)
Interest income	58	171	245	3,180
Decretion of redeemable convertible preferred stock warrants	—	3,157	—	2,991
Gain (impairment) on investments	—	300	—	(1,933)
Other	(66)	—	(66)	—

Total other (expense) income	(349)	2,657	(896)	2,407

Net loss	(6,518)	(3,829)	(19,503)	(26,258)
Decretion of redeemable convertible preferred stock	—	25,778	—	22,781

Net (loss) income available to common shareholders	$(6,518)	$21,949	$(19,503)	$(3,477)

Net (loss) income per common share:
Basic	$(0.44)	$2.63	$(1.33)	$(0.57)

Diluted	$(0.44)	$(0.32)	$(1.33)	$(0.57)

Weighted average common shares used in computation:
Basic	14,878,859	8,343,660	14,681,014	6,096,523

Diluted	14,878,859	12,048,581	14,681,014	6,096,523

Stock-based compensation supplemental detail (included in amounts above):

(Dollars in Thousands)
Cost of goods sold	$157	$92	$434	$367
Selling, general and administrative	1,665	1,400	5,150	4,124
Research and development	300	220	876	441

Totals	$2,122	$1,712	$6,460	$4,932

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Cardiovascular Systems, Inc.
May 5, 2010

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

	March 31,	June 30,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$23,552	$33,411
Accounts receivable, net	9,801	8,474
Inventories	4,562	3,369
Auction rate securities put option	2,800	—
Investments	16,375	—
Prepaid expenses and other current assets	991	798

Total current assets	58,081	46,052

Auction rate securities put option	—	2,800
Investments	—	20,000
Property and equipment, net	1,959	1,719
Patents, net	1,704	1,363
Other assets	216	436

Total assets	$61,960	$72,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$20,601	$25,823
Accounts payable	4,943	4,751
Accrued expenses	6,335	5,600

Total current liabilities	31,879	36,174

Long-term liabilities
Long-term debt, net of current maturities	8,183	4,379
Grant payable	2,963	—
Other liabilities	659	1,485

Total long-term liabilities	11,805	5,864

Total liabilities	43,684	42,038

Commitments and contingencies
Total stockholders’ equity	18,276	30,332

Total liabilities and stockholders’ equity	$61,960	$72,370

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Cardiovascular Systems, Inc.
May 5, 2010

Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009

Device revenue	$14,486	$13,694	$41,466	$37,211
Other product revenue	2,033	1,421	5,348	3,555
Total revenue	$16,519	$15,115	$46,814	$40,766

Device units sold	4,870	4,559	13,860	12,563

New customers	52	87	155	304

Reorder revenue %	93%	84%	92%	78%
Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)

	Actual				Projected Range
	Three Months Ended		Nine Months Ended		Three Months Ending
	March 31,		March 31,		June 30, 2010
	2010	2009	2010	2009	High	Low

Loss from operations	$(6,169)	$(6,486)	$(18,607)	$(28,665)	$(6,100)	$(6,700)
Add: Stock-based compensation	2,122	1,712	6,460	4,932	2,900	2,900
Add: Depreciation and amortization	156	136	435	332	200	200

Adjusted EBITDA	$(3,891)	$(4,638)	$(11,712)	$(23,401)	$(3,000)	$(3,600)

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Cardiovascular Systems, Inc.
May 5, 2010

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.
— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.
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Cardiovascular Systems, Inc.
May 5, 2010

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.
— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley: Marian Briggs (612) 455-1742 mbriggs@psbpr.com

Nancy A. Johnson (612) 455-1745 njohnson@psbpr.com
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